Exhibit 10.15

Promissory note
$200,000
Dated : June 1, 2012

For value received, the Borrower, Liquid Spins Inc., 5525 Erindale Drive, Suite 200, Colorado Springs, CO 80918 promises to pay to the Note holder, John Robert Munro 5018 Country Club Dr Brentwood TN 37027, the principal amount of $200,000 (two hundred thousand dollars), with interest at the rate of 15% (fifteen percent) per annum on any unpaid balance, plus 3 (three) points. Interest, points and principal are due and payable to the Note holder 90 days from receipt of the borrowed funds.

This note is a demand note and may be prepaid in whole or in part at any time without penalty. If the borrower is in default more than 30 days with any payment, this note is payable upon demand of note holder. This note is not assumable without the written consent of the Note holder. The borrower waives demand, presentment for payment, protest, and notice. In the event of such default, Borrower will also be responsible for any costs of collection on this note, including court costs and attorneys fees. This agreement is to be governed by the laws of Tennessee and if defaulted upon, litigated in Tennessee courts.

/s/ Herman C. DeBoard III	06/18/12
Liquid Spins, Inc. - Borrower

/s/ John Robert Munro	6/19/12
John Robert Munro - Note holder